KPMG
2500 Ruan Center                           Telephone 515 288 7465
666 Grand Avenue                           Fax 515 280 3202
Des Moines, IA 50309




October 19, 2000





Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently the principal accountants for EMC Insurance Group Inc. and, under the date of February 24, 2000, we reported on the consolidated financial statements of EMC Insurance Group Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On October 18, 2000, we were notified by the Board of Directors of EMC Insurance Group Inc. that we would be dismissed at the completion of our December 31, 2000 audit. We have read EMC Insurance Group Inc.'s statements included under Item 4 of its Form 8-K dated October 19, 2000, and we agree with such statements therein insofar as they relate to KPMG LLP.



                                           /s/ KPMG LLP
                                           KPMG LLP